Exhibit 10.39
LANDLORD CONSENT TO SUBLEASE
     This LANDLORD’S CONSENT TO SUBLEASE (the “Consent”) is entered into as of the 29th day of January, 2008, between CHRISTENSEN O’CONNER JOHNSON KINDNESS PLLC, a Washington professional limited liability company (“Tenant”), OMEROS CORPORATION, a Washington corporation (“Subtenant”) and CITY CENTRE ASSOCIATES, a Delaware general partnership (“Landlord”).
RECITALS
     A. Landlord and Tenant are parties to that certain Office Lease Agreement dated May 25, 1999 (as amended from time to time, the “Master Lease”) pursuant to which Tenant leased from Landlord certain premises in the building located at 1420 Fifth Avenue, Seattle, Washington as described in the Master Lease (the “Premises”).
     B. Tenant desires to sublease all or a portion of the Premises (the “Sublease Premises”) to Subtenant pursuant to the terms of that certain Sublease between Tenant and Subtenant dated January 14, 2008 (the “Sublease”).
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:
     1. Consent. Subject to all of the terms and conditions of this Consent, Landlord hereby consents to the subleasing of the Sublease Premises on the terms set forth in the Sublease provided that such consent shall not be construed as a wavier of any of the terms of the Master Lease nor as an agreement to amend or modify the Master Lease in any manner. Notwithstanding any conflicting or ambiguous provisions in the Sublease, Subtenant’s occupancy shall be subject to all terms and conditions of the Master Lease (including any terms requiring Landlord’s consent to any action by Tenant or Subtenant) and Subtenant agrees to perform all of the covenants of Tenant contained in the Master Lease insofar as the same relate to the Sublease Premises, provided that Subtenant shall not be obligated to pay rent, operating expenses or other charges in excess of the amounts specified in the Sublease. Subtenant shall not violate any of the terms and conditions of the Master Lease applicable to the use and occupancy of the Sublease Premises. This Consent shall not be deemed to be the Landlord’s consent to any alterations or physical changes to the Premises to accommodate the Sublease and any such changes shall be governed by the relevant provisions of the Master Lease.
     2. Payments. Landlord has not waived any rights it may have to increase rent or to collect any excess rent or other consideration under the terms of the Master Lease as a result of the Sublease and Tenant shall pay any such sums to Landlord as and when required under the Master Lease. If Tenant is in default under the Master Lease, all sums due from Subtenant under the Sublease are hereby assigned to Landlord and Landlord, at its option, may require Subtenant to pay rent and all other sums due under the Sublease directly to Landlord and shall apply the sums actually received from Subtenant to amounts due from Tenant under the Master Lease, provided that receipt and application of any such payments shall not release Tenant from any of its obligations under the Master Lease nor constitute acceptance by Landlord of Subtenant as a direct tenant. Tenant consents to the foregoing payment and agrees that such payment shall satisfy Subtenant’s obligations under the Sublease.

     3. Termination of Master Lease. If the Master Lease terminates prior to the expiration of the Sublease term, at Landlord’s option, Subtenant shall: (a) attorn to Landlord and enter into such reasonable documents as Landlord shall request in connection therewith; or (b) quit and surrender the Sublease Premises, repairing all damage caused by Subtenant including by the installation or removal of Subtenant’s property. Tenant agrees that in the event of such attornment Tenant shall, upon the written demand of Landlord, immediately pay or transfer to Landlord any security deposit, rent or other sums then held by Tenant from Subtenant. In the event of attornment under clause (a), Subtenant shall thereupon be bound to Landlord and Landlord shall be deemed to be the sublandlord for all purposes under the terms of the Sublease during the remaining term thereof except that Landlord shall not be:
          (i) Bound by any payment of sublease rent in advance or other sums which Subtenant may have paid to Tenant other than rent paid for the current month;
          (ii) Bound to return or apply any security deposit paid to Tenant and not actually received by Landlord;
          (iii) Bound by any modification or amendment made to the Sublease without Landlord’s written consent;
          (iv) Responsible for any act, default or neglect of the Tenant and Subtenant shall be obligated to pay all rents and other charges under the Sublease without offset or abatement by virtue of any such act, default or neglect of the Tenant, including without limitation any deferred maintenance or other failure to repair, replace or maintain any improvements on the Premises;
          (v) Responsible for any obligation of the Tenant to improve the Sublease Premises or any other part of the Premises and the covenant of Subtenant to pay rent and otherwise to perform under the Sublease shall be entirely independent of any obligation of the Tenant to construct any improvements;
          (vi) Bound by any option or right of first refusal;
          (vii) Obligated to provide any services that Tenant has agreed to provide such as copying equipment, reception or other services except for those services required in its role as Landlord under the Master Lease; or
          (viii) Obligated to rebuild or restore or replace the Sublease Premises or any other improvements following damage or destruction except to the extent it is obligated to do so under the Master Lease.
     4. Services. Tenant shall be liable for all bills rendered by Landlord for charges incurred by Subtenant for services rendered and materials supplied to the Sublease Premises or at the request of Subtenant and in no event shall Landlord be required to obtain Tenant’s consent prior to supplying any services or materials to Subtenant.
     5. Indemnities. Tenant acknowledges that its indemnity and defense obligations under the Master Lease include all any and all claims arising from or related to the following: (a) Subtenant’s use of the Sublease Premises or any activity done, permitted or suffered by Subtenant in, on or about the Sublease Premises or the building; and (b) any act or omission by Subtenant or its employees, contractors or agents in connection with or related to the Sublease or the Sublease Premises.

     6. No Release. This Consent is issued on the understanding that nothing contained in this Consent or the Sublease shall modify, expand or enlarge Landlord’s obligations under the Master Lease nor release Tenant from any obligations thereunder.
     7. No Assignment. This Consent is not assignable. This Consent shall apply only to this Sublease and shall not be deemed to be a consent to any other assignment or sublease nor shall this Consent constitute a waiver of any restriction in the Master Lease concerning further subletting or assignment and any consent to any further subletting or assignment by Subtenant shall be in Landlord’s sole and absolute discretion. Nothing in this Consent or the Sublease shall be deemed to create a landlord and tenant relationship between Landlord and Subtenant or obligate Landlord to perform any obligations under the Master Lease for the benefit of Subtenant. Tenant and Subtenant agree that the liability of Landlord and any recourse by Tenant or Subtenant against Landlord shall be subject to the limitations on liability set forth in the Master Lease. Subtenant and Tenant shall not amend, modify or terminate the Sublease without Landlord’s prior written consent.
     7. Brokers. Tenant and Subtenant each agree to indemnify, defend and hold harmless Landlord, its agents, officers and partners, from and against any claims relating to brokerage fees or commissions arising from or relating to the Sublease.
     8. Conflict. Subtenant and Tenant acknowledge that the foregoing conditions are reasonable and agree that they, and their respective successors and assigns, shall be bound by the terms of this Consent. If and to the extent the terms of this Consent are inconsistent with the terms of the Sublease, the terms of this Consent shall control.
     9. Miscellaneous. This Consent may be executed in any number of counterparts and each such counterpart shall be deemed to be an original, but all of which, when taken together, shall constitute one agreement. In any suit, action or appeal therefrom, to enforce or interpret this Consent or any term of provision hereof, the prevailing party shall be entitled to recover its costs incurred therein, including reasonable attorney’s fees. This Consent shall be governed by the laws of the State of Washington and any action with respect to this Consent shall be brought in King County, Washington.
     [signatures on following page]

IN WITNESS WHEREOF, Landlord, Tenant and Subtenant have executed this Consent as of the date set forth above.

LANDLORD: CITY CENTRE ASSOCIATES, a Delaware general partnership
By:	BCC EQUITY L.L.C.,
a Washington limited liability company,
Its Managing Joint Venturer

By:	BENTALL CAPITAL (U.S.), INC.,
a California corporation
Its Authorized Agent

By:	/s/ Gary J. Carpenter
Gary J. Carpenter
Executive Vice President

By:	/s/ Betsy Sutherland
Betsy Sutherland
Vice President and Regional Manager

TENANT: CHRISTENSEN O’CONNER JOHNSON KINDNESS PLLC, a Washington professional limited liability company
By:	/s/ Gary Tomlinson
	Name:	Gary Tomlinson
	Title:	Executive Director

SUBTENANT: OMEROS CORPORATION, a Washington corporation
By:	/s/ Gregory A. Demopulos
	Name:	Gregory A. Demopulos, M.D.
	Title:	Chairman & CEO

1.	PARTIES.

This Sublease, dated January 14, 2008 is made between Christensen O’Connor Johnson Kindness PLLC (“Sublessor”), and Omeros Corporation (“Sublessee”).

2.	MASTER LEASE.

Sublessor is the lessee under a written lease dated May 25, 1995 wherein City Centre Associates, Delaware general partnership (“Lessor”) leased to Sublessor the real property located in the City of Seattle, County of King, State of WA, described as 1420 Fifth Avenue, Suite 2800, Seattle, WA 98101.

(“Master Premises”). Said lease has been amended by the following Amendments First, Second, Third, Fourth, Fifth, Sixth, Seventh; said lease and Amendments are herein collectively referred to as the “Master Lease” and are attached hereto as Exhibit “A.”

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises (“Premises”): Floor 26, 3,817 rentable square feet, known as Suite 2650.

4.	WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that the Master Lease has not been amended or modified except as expressly set forth herein, that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.

5.	TERM.

The Initial Term of this Sublease shall commence on January 14,2008 (“Commencement Date”), or when Lessor consents to this Sublease (if such consent is required under the Master Lease), whichever shall last occur, and end on August 31, 2011 (‘Termination Date”), unless otherwise sooner terminated or extended in accordance with the provisions of this Sublease. In the event the Term commences on a date other than the Commencement Date, Sublessor and Sublessee shall execute a memorandum setting forth the actual date of commencement of the Term. Possession of the Premises (“Possession”) shall be delivered to Sublessee on the commencement of the Term. If for any reason Sublessor does not deliver Possession to Sublessee on the commencement of the Term, Sublessor shall not be subjected to any liability for such failure, the Termination Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but rent shall abate until delivery of Possession. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within thirty (30) days after the Commencement Date, then at any time thereafter and before delivery of Possession, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) days after delivery of said notice to Sublessor. If Sublessor delivers Possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Possession to Sublessee on or before such effective date, this Sublease shall be cancelled, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation. If Sublessor permits Sublessee to take possession prior to the commencement of the Term, such early Possession shall not advance the Termination Date and shall be subject to the provisions of this Sublease, including without limitation the payment of the rent. Sublessee shall have options to renew and extend the term of this Sublease as set forth in the “Extension Terms” section of the Rider to this Sublease attached hereto as Exhibit B.
6.	RENT.
6.1	Minimum Rent. Sublessee shall pay to Sublessor as minimum rent, without deduction, setoff, notice, or demand, at 1420 Fifth Ave., Suite 2800, Seattle, WA 98101 or at such other place as Sublessor shall designate from time to time by notice to Sublessee, the Base Rent amount set forth in the “Base Rent Schedule” section of the Rider to this Sublease attached hereto as Exhibit B, in advance on the first day of each month of the Term. Sublessee shall pay to Sublessor upon execution of this Sublease the sum of Eleven Thousand One Hundred and Ninety-Nine Dollars and Seventy-One Cents ($11,199.71) as Base Rent plus Additional Rent for Month 1. If the Term begins or ends on a day other than the first or last day of the month, the rent for the partial months (including the first month) shall be prorated on a per diem basis. Additional provisions:

6.2	Operating Costs. If the Master Lease requires Sublessor to pay to Lessor all or a portion of the expenses of operating the building and/or project of which the Premises are a part (“Operating Costs”), including but not limited to taxes, utilities, or insurance, then Sublessee shall pay to Sublessor as additional rent “Additional Rent”) One Hundred percent (100%) of the amounts payable by Sublessor for Operating Costs incurred during the Term. The Additional Rent currently payable at the time of execution of this Sublease, based on prior Operating Costs pass-throughs, is set forth in the “Base Rent Schedule” section of the Rider to this Sublease attached hereto as Exhibit B. Such provides for the payment by Sublessor of Operating Costs on the basis of an estimate thereof, then as and when adjustments between estimated and actual Operating Costs are made under the Master Lease, the obligations of the Sublessor and the Sublessee hereunder shall be adjusted in a like manner; and if any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of the Sublessor and the Sublessee under this Subsection 6.2 shall survive such expiration or termination. Sublessor shall, upon request by Sublessee, furnish Sublessee with copies of all statements submitted by Lessor of actual or estimated Operating Costs during the Term.

7.	SECURITY DEPOSIT.

Sublessee shall deposit with Sublessor upon execution of this Sublease the sum of Zero (0) Dollars as security for Sublessee’s faithful performance of Sublessee’s obligations hereunder (“Security Deposit”). If Sublessee fails to pay rent or other charges when due under this Sublease, or fails to perform any of its other obligations, hereunder, Sublessor may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublessor may become obligated by reason of Sublessee’s default or breach, or for any loss or damage sustained by Sublessor as a result of Sublessee’s default or breach. If Sublessor so uses any portion of the Security Deposit, Sublessee shall, within ten (10) days after written demand by Sublessor, restore the Security Deposit to the full amount originally deposited, and Sublessee’s failure to do so shall constitute a default under this Sublease. Sublessor shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. In the event Sublessor assigns its interest in this Sublease, Sublessor shall deliver to its assignee so much of the Security Deposit as is then held by Sublessor. Within ten (10) days after the Term has expired, or Sublessee has vacated the Premises, or any final adjustment pursuant to Subsection 6.2 hereof has been made, whichever shall last occur, and provided Sublessee is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not therefore been applied by Sublessor, shall be returned to Sublessee or to the last assignee, if any, of Sublessee’s interest hereunder.

8.	USE OF PREMISES.

The Premises shall be used and occupied only for general office use, and for no other use or purposes.

9.	ASSIGNMENT AND SUBLETTING.

Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublessor, and further, shall be subject to the terms of the Master Lease as well as Lessor’s consent. Not withstanding the foregoing, provided Sublessee is not in default, Sublessor agrees that it will consent to Sublessee’s further sublet of any portion of the Premises during this Sublease, subject to Sublessee following the applicable provisions of the Master Lease and Lessor’s consent under Section 12.1 of the Master Lease. Subject to Lessor’s consent under Section 12.1 of the Master Lease, Sublessor hereby consents to Sublessee’s assignment of this Sublease as part of any sale or acquisition of all or substantially all of Sublessee’s relevant business assets.

10.	OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the Lessee thereunder, and the Premises the Master Premises.

Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to the Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the nondefaulting party for the direct damage suffered as a result of such termination. Neither party shall be liable to the other party for any indirect, consequential or incidental damages under this Sublease. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.
11.	ATTORNEYS’ FEES.

If Sublessor, Sublessee, or Broker shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney’s fees.
12.	AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except: CB RICHARD ELLIS, INC. Sublessee shall pay no real estate fees in this transaction.
13.	PARKING.

Sublessor shall have the ongoing right to lease up to three (3) of Sublessor’s parking stalls in the building garage per the terms and conditions established in the Master Lease and subsequent Amendments, currently at 80% of Landlord’s market rates.
14.	NOTICES.

All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by United States Mail, postage prepaid, addressed to the Sublessee at the Premises, and to the address hereinbelow, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be sent by United States Mail, postage prepaid, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

To Sublessor:	Executive Director, Christensen O’Connor Johnson Kindness PLLC 1420 Fifth Avenue #2800, Seattle, WA 98101 (206) 682-8100

To Sublessee:	Chief Executive Officer, with a copy to General Counsel
1420 Fifth Avenue, Suite 2600, Seattle, WA 98101 (206).676.5000
15.	CONSENT BY LESSOR.

THIS SUBLEASE SHALL BE OF NO FORCE OR EFFECT UNLESS CONSENTED TO BY LESSOR AFTER EXECUTION HEREOF.

16.	COMPLIANCE.

The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement including, but not limited to, the 1964 Civil Rights Act and all Riders thereto, the Foreign Investment In Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

17.	SUBLEASE RIDER.

A Rider is attached as Exhibit B and hereby expressly incorporated into this Sublease.
Sublessor: Christensen O’Connor Johnson Kindness PLLC

By:	/s/ Gary Tomlinson
Title: Exec. Dir.
Sublessee: Omeros Corporation

By:	/s/ Gregory A. Demopulos
Title: Chairman & CEO
Date: 1/21/08

(1)	For an acknowledgement in a representative capacity:

State of Washington

County of King

I certify that I know or have satisfactory evidence that Gary Tomlinson is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath and acknowledged it as the Executive Director of Christensen O’Connor to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

[SEAL]	Dated: January 22, 2008
	Signature:	/s/ Lorraine Kelley Petrosky
(Seal or Stamp)
Title: Notary Public
My appointment expires: March 9, 2010

(2)	For an acknowledgement in a representative capacity:

State of Washington

County of King

I certify that I know or have satisfactory evidence that Gregory A. Demopulos. M.D. is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath and acknowledged it as the Chairman and CEO of Omeros Corporation to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

[Stamp]	Dated: January 21, 2008
	Signature:	/s/ Stephanie C. Jansen
(Seal or Stamp)
Title: Paralegal
My appointment expires: August 16, 2011

Exhibit B
     This Sublease Rider is incorporated into the Sublease dated January 14, 2008, between Christensen O’Connor Johnson Kindness PLLC as Sublessor and Omeros Corporation as Sublessee, concerning the property known as 1420 Fifth Avenue, Suite 2650, Seattle, WA 98101. as follows:
1.	BASE RENT SCHEDULE. Sublessee shall pay Sublessor Base Rent plus Additional Rent during the Lease Term according to the following schedule:

Months	Base Fully Serviced Annual Rental

Initial Term:
1/1/2008-7/31/2009 8/1/2009-7/31/2011 8/1/2011-8/31/2011	$ $ $	34.00 35.00 36.00

First Extension Term*:
9/1/2011-8/31/2012		$36.00

Second Extension Term* 9/1/2012-7/31/2013 8/1/2013-8/31/2013	$ $	36.00 37.00

Third Extension Term* 9/1/2013-7/31/2014		$37.00

*	Time periods are dependent upon exercise of Extension Term options and will terminate upon termination of this Sublease.
2.	ADDITIONAL RENT. As of January 14, 2008, additional rent is $1.21 per rentable square foot per year.

3.	EXTENSION TERMS. Subject to Sublessor’s prior taking, Sublessee shall have the secondary right to renew the Sublease for up to three (3), one (1) year Extension Terms ending August 31, 2012, August 31, 2013 and July 31, 2014, respectively. Each Extension Term option shall be exercisable by Sublessee delivering to Sublessor prior written notice at least nine (9) months prior to the end of the Initial Term or any Extension Term, as applicable, and Sublessor shall then have thirty (30) days from receipt of such notice to notify Sublessee in writing of the intent to reoccupy the Premise. In the absence of such notice of intent to reoccupy from Sublessor following

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notice of exercise by Sublessee, the applicable Extension Term shall be effective.

4.	Furnishings. Sublessor will leave and permit Sublessee to use all furnishings currently in the Sublease Premises, on an “as is” basis, with no additional charge. Title to such furnishings shall remain with Sublessor. At the end of the term, furnishings will be left in the same condition as at Commencement Date, subject only to normal wear and tear.
In the event of any conflict between the terms of this Rider and the Sublease, the terms of this Rider shall prevail.

SUBLESSOR			SUBLESSEE
Christensen O’Connor Johnson Kindness PLLC			Omeros Corporation

By:	/s/ Gary Tomlinson		By:	/s/ Gregory A. Demopulos

Gregory A. Demopulos, M.D.
	Title:	Exec. Dir.		Title:	Chairman & CEO
	Address:	1420 Fifth Avenue, Suite 2800		Address:	1420 Fifth Avenue, Suite 2600 Seattle, WA 98101
	Date:	1/22/08		Date:	1/21/08

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